SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1943



         Date of Report (date of earliest event reported) APRIL 21, 1999



                          FRANKLIN SELECT REALTY TRUST
             (Exact Name of Registrant as Specified in its Charter)



      CALIFORNIA               1-12709               94-3095938
    State or other      Commission File Number      IRS Employer
    jurisdiction of                             Identification Number
     incorporation



                2000 ALAMEDA DE LAS PULGAS, SAN MATEO, CA 94404
              (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: 650/312 3000


ITEM 5.  OTHER EVENTS.

      On April 21, 1999, Tanon Manufacturing, Inc. ("TMI"), the sole tenant of a building (the "Property") located in Fremont, California owned by F.S.R.T., L.P. ("FSRT"), a limited partnership in which Franklin Select Realty Trust
(the "Company") is the general partner and owner of a majority interest, notified the Company that TMI was rejecting its lease under Chapter 11 of the United States Bankruptcy Code. TMI filed a bankruptcy petition on December
3, 1998. The Company's rental income from TMI pursuant to the lease was approximately $98,000 per month, including operating expense reimbursements. Based on the Company's financial statements for the year ended December 31, 1998, rental income from TMI represented approximately seven percent (7%) of the Company's gross revenues, approximately sixteen percent (16%) of funds from operations and approximately twenty-four percent (24%) of net income during 1998.

      The base rental rate that was paid by TMI pursuant to the lease was approximately $8.16 per square foot per year on a net lease basis. As of this date, the Company believes that the market base rental rate for the Property may be between $12 and $14.40 per square foot per year on a net lease basis. Based on the most recently available reports from Colliers Parrish International, the vacancy rate in the Fremont R&D market is currently 13% and rental rates have leveled off after increasing for several years in a row. Upon re-leasing the property, the Company is likely to incur costs for tenant improvements and leasing commissions but the amounts are unknown at this time.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned heretofore duly authorized.




Dated:  April 23, 1999                    FRANKLIN SELECT REALTY TRUST


                                    By: /S/ DAVID P. GOSS
                                            David P. Goss
                                            President